Exhibit 99.1

Air Lease Corporation Announces Closing of $966.5 Million Unsecured Term Loan Facility

LOS ANGELES, California, December 16, 2024 – Air Lease Corporation (NYSE: AL) announced today the closing of a new $966.5 million unsecured term loan facility that matures in December 2027. The proceeds of the loan will be used to finance the working capital needs of Air Lease Corporation and its subsidiaries and for general corporate purposes.

Sumitomo Mitsui Trust Bank, Limited, New York Branch and Oversea-Chinese Banking Corporation Limited acted as Joint Global Coordinators. In addition to Sumitomo Mitsui Trust Bank, Limited, New York Branch and Oversea-Chinese Banking Corporation Limited, Bank of China Limited, London Branch, Bank of East Asia Limited, and Cathay United Bank, Singapore Branch acted as Mandated Lead Arrangers and Bookrunners on the transaction.

“We are pleased to announce the successful closing of this $966.5 million unsecured term loan facility supported by a syndicate of global banking partners,” said Gregory B. Willis, Executive Vice President and Chief Financial Officer of Air Lease Corporation. “The transaction provides a diversified source of financing for Air Lease and further reflects the depth of our banking relationships. We thank our lenders for their support.”

About Air Lease Corporation (NYSE: AL)

Air Lease Corporation is a leading global aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing new commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. The company routinely posts information that may be important to investors in the “Investors” section of its website at www.airleasecorp.com. Investors and potential investors are encouraged to consult Air Lease Corporation’s website regularly for important information. The information contained on, or that may be accessed through, ALC’s website is not incorporated by reference into, and is not a part of, this press release.

Investors:	Media:

Jason Arnold	Ashley Arnold
Vice President, Investor Relations	Senior Manager, Media and Investor Relations
Email: investors@airleasecorp.com	Email: press@airleasecorp.com

Laura Woeste
Senior Manager, Media and Investor Relations
Email: press@airleasecorp.com